Exhibit 1.01

Honeywell International Inc.

Conflict Minerals Report

For The Year Ended December 31, 2013

This report for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (the “SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, wolframite and gold, including their derivatives, which are limited to tin, tantalum and tungsten (“3TG”).

The information in this report includes the products of Honeywell International Inc. (“Honeywell”) and its consolidated subsidiaries.

1.	Overview

1.1	Honeywell’s Business

Honeywell is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control, sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals, and energy efficient products and solutions for homes, business and transportation.

We globally manage our business operations through four businesses that are reported as operating segments: Aerospace, Automation and Control Solutions, Performance Materials and Technologies, and Transportation Systems. Our Aerospace segment is a leading global provider of integrated avionics, engines, systems and service solutions for aircraft manufacturers, airlines, business and general aviation, military, space and airport operations. Our Automation and Control Solutions segment is a leading global provider of environmental and combustion controls, sensing controls, security and life safety products and services, scanning and mobility devices and process automation and building solutions and services for homes, buildings and industrial facilities. Our Performance Materials and Technologies segment is a global leader in providing customers with leading technologies and high-performance materials, including hydrocarbon processing technologies, catalysts, adsorbents, equipment and services, fluorine products, specialty films and additives, advanced fibers and composites, intermediates, specialty chemicals, electronic materials and chemicals. Our Transportation Systems segment is one of the leading manufacturers of engine boosting systems for passenger cars and commercial vehicles, as well as a leading provider of braking products.

1.2	Honeywell’s Products Covered by this Report

This report relates to products: (i) for which 3TG are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by Honeywell and (iii) for which the manufacture was completed during calendar year 2013 (the “Covered Products”).

On the basis of a reasonable country of origin inquiry (“RCOI”) and due diligence measures described herein, Honeywell does not have sufficient information from suppliers to determine whether 3TG in any of the Covered Products originated in the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (the “Covered Countries”) or whether 3TG were from recycled or scrap sources. Accordingly, the Covered Products referred to in this report are considered to be “DRC Conflict Undeterminable.”

1.3	Honeywell’s Supply Chain

We sell over 915,000 products across our four operating segments, and we have over 24,000 direct material suppliers.

As a “downstream” company with many tiers in our supply chain, we generally do not have a direct relationship with 3TG smelters and refiners. It is difficult for us to identify actors upstream from our direct material suppliers, and we rely on our direct material suppliers to provide information on the smelters and refiners as well as the origin of 3TG contained in parts, products or services supplied to us, including sources of 3TG that are supplied to them from their upstream suppliers. These direct material suppliers similarly rely on information provided by their suppliers.

The terms and lengths of contracts with our suppliers are varied, and we cannot always unilaterally impose new contract terms. As we renew or enter into new purchase agreements with direct material suppliers, we will add a 3TG compliance provision that will require such suppliers to conduct and document their inquiries into the smelters and refiners as well as the country of origin of 3TG in parts, products or services supplied to Honeywell and to provide Honeywell with information or representations that Honeywell requires to meet its compliance obligations. Although we have integrated a 3TG compliance provision into some purchase agreements with direct material suppliers in 2013, it will take a number of years to ensure that all direct material supplier purchase agreements contain appropriate 3TG compliance provisions. In addition, some suppliers may object to the inclusion of such 3TG compliance provisions. In the meantime, as described herein, we are working with our suppliers to ensure they provide 3TG sourcing information.

1.4	Reasonable Country of Origin Inquiry

Honeywell conducted its RCOI to determine whether the 3TG found in our products originated in the Covered Countries and did not come from recycled or scrap sources. The elements of the RCOI were: identification of relevant suppliers; data collection; and assessment to determine whether further due diligence was required.

Given the large number of suppliers in our supply chain, it is not practicable for us to conduct a survey of all our suppliers. Instead, each of our four operating segments assessed the direct material suppliers that were most likely to provide parts, products or services containing 3TG, and we sent surveys to several thousand of those direct material suppliers (the “Supplier Group”).

In order to collect information on 3TG in the supply chain, Honeywell created an online questionnaire based on the Electronic Industry Citizenship Coalition/Global e-Sustainability Conflict Minerals Reporting Template (the “Questionnaire”). The Questionnaire is designed to facilitate disclosure and communication of information regarding smelters and refiners that provide parts, products or services to our supply chain. It includes questions regarding a supplier’s engagement with its direct suppliers and a listing of the smelters and refiners that the supplier and its suppliers use. In addition, the Questionnaire contains questions about the origin of 3TG included in a supplier’s parts, products or services, as well as supplier due diligence efforts. The Questionnaire was deployed to the

Supplier Group via a tracking tool, which enables Honeywell to manage and maintain records of responses from the Supplier Group.

In addition, we have adopted a conflict minerals mission statement (the “Mission Statement”) that outlines to suppliers and customers our commitment to responsible sourcing of 3TG throughout our global supply chain and to compliance with the Rule. The Mission Statement is publicly available on our website at: http://honeywell.com/About/Documents/Conflict%20Minerals%20Mission%20Statement.pdf.

Based on the RCOI, Honeywell does not have sufficient information from the Supplier Group to determine the source of the 3TG contained in the Covered Products. Accordingly, Honeywell conducted further due diligence on the source and chain of custody of the 3TG contained in parts, products or services provided by the Supplier Group.

2.	Due Diligence Process

2.1	Design of Due Diligence Measures

Our due diligence measures have been designed to conform, in all material respects, with the Organization for Economic Co-operation and Development’s “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected Areas and High-Risk Areas, Second Edition (2013)” and the related Supplements for 3TG (the “OECD Framework”). The objective of our due diligence measures is to determine the source and chain of custody of 3TG in our supply chain. Our due diligence was designed to include the following elements of the OECD Framework:

•	Establish management systems;

•	Identify and assess risk in the supply chain;

•	Design and implement strategy to respond to risks;

•	Carry out independent third-party audit of the supply chain due diligence; and

•	Report on supply chain due diligence

2.2	Performance of Due Diligence

Management Systems

Honeywell has established a management system to determine the source and chain of custody of 3TG in our supply chain.

Internal Team. Our management system includes oversight of our due diligence process by a team made up of representatives from each of Honeywell’s four operating segments and from various functions within Honeywell such as Procurement, Product Stewardship, Health, Safety, Environment and Sustainability, Information Technology (“IT”) and Legal (the “3TG Compliance Team”). The 3TG Compliance Team is responsible for implementing our 3TG compliance strategy.

Control Systems. Because we are a “downstream” company, we utilize the Questionnaire sent to our Supplier Group to gather information on the chain of custody of the 3TG included in our products.

Mission Statement. Our publicly available Mission Statement summarizes the main elements of our 3TG compliance program and sets forth our commitment to responsible sourcing of 3TG throughout our global supply chain and to compliance with the Rule.

Supplier Engagement. We have communicated to the Supplier Group our obligations under the Rule by distributing to them background information on the Rule along with the Questionnaire. As a part of our due diligence in 2013, we began integrating a 3TG compliance provision into some purchase agreements with direct material suppliers that sets forth Honeywell’s expectations that such direct material suppliers will cooperate with Honeywell’s RCOI and due diligence measures as required by the Rule.

Grievance Mechanism. We have a company level Helpline that provides employees and suppliers with a mechanism to report violations of our policies or other concerns.

Identify and Assess Risk in the Supply Chain

Distribution of Questionnaires to Supplier Group. In 2013, we distributed the Questionnaire to the Supplier Group in order to gather information on our supply chain, including (i) whether any of the minerals which could potentially be classified as 3TG are contained in materials they supplied to Honeywell or came from recycled or scrap sources, (ii) whether those minerals are necessary to the functionality or production of the parts or products in which they are used, and (iii) the smelter and refiners and whether those minerals originated from the Covered Countries.

Assessment of Supplier Group Responses. We reviewed each response from the Supplier Group to assess the adequacy of such response. Members of the Supplier Group that failed to respond to the Questionnaire or that did not provide responses to all applicable questions in the Questionnaire received follow-up communications requesting additional information. If supplier responses indicate that 3TG contained in parts, products or services provided to Honeywell may have originated from the Covered Countries, then such responses are sent to the 3TG Compliance Team for further review and determination of follow-up steps.

Design and Implement a Strategy to Respond to Risks

We have a risk management plan to address concerns that a supplier may be providing to Honeywell products, parts or services that contain 3TG sourced from the Covered Countries. If a supplier indicates that its products may contain 3TG sourced from the Covered Countries, we will follow up with the supplier to gather more information, including the basis for the information provided and other information regarding the sourcing country and smelter. Identified risks will be reported to the 3TG Compliance Team, which will determine appropriate follow-up actions, if any, to mitigate risks. There have been no known instances of high risk issues in the supply chain that require follow-up actions to be considered.

To ensure that the Supplier Group understands our expectations with respect to compliance with the Rule, we distributed to the Supplier Group background information on the Rule along with the Questionnaire.

Carry out Independent Third-Party Audit of Supply Chain Due Diligence

Honeywell relies on the Conflict-Free Sourcing Initiative (“CFSI”)’s Conflict-Free Smelter Program to perform third-party audits of smelters and refiners. We validate whether any 3TG sourced from the Covered Countries is conflict-free based on the information provided by our Supplier Group and on the information available on the CFSI’s website.

Report on Supply Chain Due Diligence

This Conflict Minerals Report shall be filed with the SEC and is publicly available at http://honeywell.com/Investor/ConflictMinerals.

3.	Due Diligence Results

3.1	Description of facilities used to process 3TG

The Questionnaire that Honeywell distributed to the Supplier Group requests that the Supplier Group provide Honeywell with information on the smelters and refiners that the Supplier Group and its suppliers use to supply the 3TG in the Covered Products. Honeywell must rely on responses from the Supplier Group to our Questionnaire in order to determine the facilities used to process 3TG used in the Covered Products. Because, like Honeywell, the Supplier Group generally does not have a direct relationship with the facilities used to process 3TG, some suppliers in the Supplier Group responded that they were unable to provide smelter and refiner information at this time. Other suppliers in the Supplier Group provided information at the company level in the Questionnaire, which does not provide Honeywell with the necessary information to tie the smelter and refiner information with the products, parts or services supplied to Honeywell. Accordingly, Honeywell does not know as of this initial reporting period the facilities used to process 3TG used in the Covered Products.

3.2	Information on country of origin of 3TG

The Questionnaire also requests that the Supplier Group provide Honeywell with information on whether 3TG originates from the Covered Countries. Honeywell must rely on responses from the Supplier Group to our Questionnaire in order to determine the country of origin of 3TG used in the Covered Products. As of this initial reporting period, of the responses that we have received, the Supplier Group has provided country of origin information at the company level in the Questionnaire or the responses from the members of the Supplier Group indicate that the supplier is still in the process of determining the country of origin of 3TG from their suppliers. Accordingly, Honeywell is not able to determine the country of origin of 3TG used in the Covered Products.

3.3	Efforts to determine mine or location of origin

Honeywell relies on information provided in the responses from the Supplier Group to our Questionnaire for the source of 3TG contained in the Covered Products. Many suppliers in the Supplier Group also rely on information provided by their suppliers and, thus, face the same challenges that we face. As of this initial reporting period, the Supplier Group has generally indicated that information on the source of 3TG is unknown or the Supplier Group is unable to provide the information as it specifically relates to the parts, products or services that are provided to Honeywell. Accordingly, Honeywell does not have sufficient information about the mine or location of origin of the 3TG contained in the Covered Products.

4.	Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted and to further mitigate any future risk of sourcing 3TG that benefit armed groups:

(1)	Continue to work closely with the Supplier Group to obtain the necessary information on the origin of the 3TG contained in the parts, products or services sold to Honeywell, which we expect will become available as (i) more upstream suppliers receive the necessary information from their respective upstream suppliers and (ii) the CFSI’s Certified Conflict-

Free Smelter Program continues to grow and provide more visibility in determining whether manufactured products are sourced from the Covered Countries.

(2)	Continue to include a 3TG compliance provision in new or renewed purchase agreements with direct material suppliers to set forth Honeywell’s expectations that such direct material suppliers will cooperate with Honeywell’s RCOI and due diligence measures as required by the Rule.

(3)	Expand the number of suppliers included in the Supplier Group as part of our RCOI.

(4)	Engage with our Supplier Group and direct them to training resources to attempt to increase the response rate and improve the content of the Questionnaire responses.

Cautionary Statement about Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in the light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors.  They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term.  These forward-looking statements should be considered in the light of the information included in this report and our other filings with the SEC, including, without limitation, the Risk Factors, as well as the description of trends and other factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations, set forth in our Form 10-K for the year ended December 31, 2013 and other filings with the SEC.